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                                                                      EXHIBIT 23

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
Selective Insurance Group, Inc.:

The audits referred to in our report dated February 6, 2002 incorporated by reference in the December 31, 2001 annual report on Form 10-K, included the related financial statement schedules as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (No.'s 333-10477, 33-22450, 333-37501 and 333-10465) on Form S-8, and the registration statements (No.'s 2-80881 and 33-30833) on Form S-3 of Selective Insurance Group, Inc. and its subsidiaries of our reports dated February 6, 2002, relating to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which reports appear in, or are incorporated by reference in, the December 31, 2001 annual report on Form 10-K of Selective Insurance Group, Inc.

and its subsidiaries.

/s/ KPMG LLP

New York, New York
March 29, 2002